EXECUTION VERSION
SETTLEMENT AGREEMENT
     This Settlement Agreement (this “Agreement”) is made and entered into as of March 12, 2008, by and among Federal Signal Corporation, a Delaware corporation (the “Company”), and each of the entities and natural persons listed on Exhibit A hereto (such entities and natural persons, collectively, the “Ramius Group” and each, individually, a “member” of the Ramius Group) which presently are or may be deemed to be members of a “group” with respect to the beneficial ownership of the common stock of the Company, par value $.01 per share (the “Common Stock”), pursuant to Rule 13d-5 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
RECITALS:
     WHEREAS, the Company and the Ramius Group have engaged in various discussions and communications concerning the Company’s business, financial performance and strategic plans; and
     WHEREAS, the Ramius Group has indicated to the Company that it may nominate a slate of nominees for election to the Company’s board of directors (the “Board”) at the 2008 annual meeting of stockholders of the Company (including any adjournment or postponement thereof, the “2008 Annual Meeting”) and solicit proxies for the election of its slate of nominees at the 2008 Annual Meeting (a “Proxy Solicitation”); and
     WHEREAS, the Company and the members of the Ramius Group have determined (i) that the interests of the Company and its stockholders would be best served at this time by, among other things, avoiding a Proxy Solicitation and the expense and disruption that may result therefrom and (ii) to come to an agreement with respect to certain matters related to the 2008 Annual Meeting and certain other matters, as provided in this Agreement.
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
1.	Board Matters; Board Appointments; 2008 Annual Meeting; Committee Appointments.
          (a) Prior to the execution of this Agreement (i) the Nominating and Governance Committee of the Board has reviewed and approved the qualifications Dennis Martin (“Mr. Martin”) to serve as a member of the Board, and (ii) the Board has determined that Mr. Martin is “independent” as defined by the listing standards of the New York Stock Exchange (a person qualifying as independent, as so defined, is hereinafter referred to as an “Independent Director”). By execution of this Agreement, Mr. Martin hereby consents to be nominated for election to the Board at the 2008 Annual Meeting.
          (b) The Company hereby confirms that the Board and all applicable committees of the Board have appointed Mr. Martin to serve as a Class I director of the Board, effective as of the execution of this Agreement.

          (c) The 2008 Annual Meeting shall be held on April 22, 2008, or within 30 days thereafter. The Company intends to file its definitive proxy statement with respect to the 2008 Annual Meeting on March 17, 2008, or as soon as practicable thereafter. Upon execution of this Agreement, the Board and all applicable committees of the Board shall (i) take all necessary actions to increase the size of the Board from nine (9) to ten (10) members effective as of the date of the 2008 Annual Meeting, (ii) nominate Mr. Martin for election to the Board at the 2008 Annual Meeting to fill the new position resulting from the increase in the size of the Board, and (iii) take the necessary actions such that Mr. Martin shall be nominated for election as a Class III director at the 2008 Annual Meeting for a three-year term expiring at the Company’s annual meeting of stockholders in 2011. The Board shall not seek to increase the size of the Board to include more than ten (10) members at any time before the Company’s 2009 annual meeting of stockholders (the “2009 Annual Meeting”).
          (d) Mr. Martin, Mr. Campbell, Mr. Jones and Ms. Reichelderfer, the four Class III directors nominated by the Board for re-election at the 2008 Annual Meeting, shall be recommended to the Company’s stockholders for election at the 2008 Annual Meeting (collectively, the “2008 Nominees”). The Company shall include this recommendation in its proxy materials for the 2008 Annual Meeting, and neither the Board nor the Company shall take any position, make any statements or take any action inconsistent with such recommendations. The Company shall cause the form of proxy used for the 2008 Annual Meeting to solicit authority to vote for the 2008 Nominees at the 2008 Annual Meeting, and the Company shall use commercially reasonable efforts to solicit proxies in favor of the election of the 2008 Nominees at the 2008 Annual Meeting.
          (e) Following the date of the 2008 Annual Meeting, the Ramius Group shall have the right to recommend to the Board of Directors a person that meets the qualifications of an Independent Director to fill the Class I vacancy on the Board resulting from the increase in the size of the Board and election of Mr. Martin to serve as a Class III director. The Nominating and Governance Committee shall review the qualifications of such person, and if it reasonably determines in good faith that such person meets the qualifications of the Board, it shall recommend such person to the Board for appointment as a Class I director. If the Nominating and Governance Committee determines that such person shall not meet the qualifications of the Board, the Ramius Group shall have the right to propose additional persons so qualified to be considered and appointed in accordance with the provisions of this Section 1(e). The Board shall immediately appoint any such qualified candidate proposed by the Ramius Group to fill the Class I vacancy as soon as such candidate’s qualifications have been reviewed and approved by the Nominating and Governance Committee. If, after the 2008 Annual Meeting, the Ramius Group has identified a candidate whose qualifications have been reviewed and approved by the Nominating and Governance Committee, the Company shall immediately appoint such candidate to the Board as a Class I director.
          (f) Upon the execution of this Agreement, the Ramius Group shall have the right to appoint an observer to the Board (the “Board Observer”). The Board Observer will (1) receive copies of all notices and written information furnished to the full Board and the CEO Search Committee at substantially the same time they are so furnished, and (2) be permitted to be present at all meetings of the full Board and the CEO Search Committee (whether by phone or in person). Notwithstanding the foregoing, (i) the Company shall be entitled to withhold any information and exclude the Board Observer from any meeting, or any portion thereof, as is reasonably determined by the Company to be necessary to protect the Company’s attorney-client privilege, and (ii) the Board Observer shall execute a confidentiality agreement in form and substance reasonably acceptable to the Company with respect to the information and discussions to which the Board Observer will have access. The rights of the Board Observer shall terminate upon the date of appointment to the Board of any person proposed by the Ramius Group in accordance with Section 1(e) above.
          (g) The parties hereto acknowledge that the only matters that may be presented by the Company for consideration at the 2008 Annual Meeting include the election of the 2008 Nominees, the ratification of the Company’s independent registered public accounting firm and any proposals submitted by stockholders pursuant to Rule 14a-8 for inclusion in the Company’s proxy materials for the 2008 Annual Meeting. At the 2008 Annual Meeting, the Ramius Group shall appear in person or by proxy and vote all shares of Common Stock beneficially owned by it and its Affiliates (as defined below): in favor of the election to the Board of the 2008 Nominees and in favor of ratification of the appointment of the Company’s independent registered public accounting firm. The Ramius Group shall cause to be executed proxies for the 2008 Nominees (in the form utilized by the Company to solicit proxies for all stockholders) so as to vote all shares of Common Stock beneficially owned by it and its Affiliates: in favor of the election to the Board of the 2008 Nominees and in favor of ratification of the appointment of the Company’s independent registered public accounting firm. The Ramius Group shall not withdraw or modify any such proxies once submitted. From the date hereof through the 2008 Annual Meeting, neither the Company, the Ramius Group nor any member of the Ramius Group shall directly or indirectly make any statements or engage in any activities in opposition to the election of the 2008 Nominees at the 2008 Annual Meeting or enter into any agreement, understanding or arrangement with the purpose or effect to cause or further any of the foregoing.
          (h) Neither the Ramius Group nor any member of the Ramius Group shall (i) nominate any other person for election at the 2008 Annual Meeting or (ii) submit any proposal for consideration at, or bring any other business before, the 2008 Annual Meeting, directly or indirectly. The Ramius Group shall not enter into any agreement, understanding or arrangement with the purpose or effect to cause or further any of the foregoing or otherwise engage in any activities with the purpose or effect to cause or further any of the foregoing.
          (i) If at any time during the period from the date of this Agreement until the earlier to occur of (i) the day after the date of the Company’s 2009 Annual Meeting of Stockholders, or (ii) the date that is 30 days after the one-year anniversary of the 2008 Annual Meeting (such period, the “Representation Period”) there shall occur a vacancy in a Board seat previously occupied by Mr. Martin or any other person proposed by the Ramius Group to serve as a member of the Board (each individually, a “Ramius Director” and collectively, the “Ramius Directors”) by reason of the resignation, removal, death or incapacity of such Ramius Director, then the Company shall take all necessary action to promptly fill such vacancy with a person proposed by the Ramius Group that meets the qualifications of an Independent Director, unless the Nominating and Governance Committee reasonably determines in good faith that such person does not meet the qualifications of the Board as then in effect, in which case the Ramius Group shall have the right to promptly propose additional persons so qualified to be appointed in accordance with the provisions of this Section 1(i). Any replacement director appointed pursuant to this Section 1(i) shall also be referred to as a “Ramius Director.”

          (j) Except as otherwise provided in Section 1(e), if the total number of shares of Common Stock held in the aggregate by members of the Ramius Group falls below an amount equal to 4% of the shares of Common Stock outstanding as of the date of this Agreement, then the right of the Ramius Group under Section 1(i) of this Agreement, as it specifically relates to the ability of the Ramius Group to fill a vacancy in the Board during the Representation Period caused by the resignation, removal, death or incapacity of a Ramius Director, shall automatically terminate (without terminating or limiting in any respect any of the Ramius Group’s other rights under Section 1(i)).
          (k) In accordance with Article IV of the Company’s Bylaws, the Company shall take all action necessary in furtherance of the appointment of Mr. Martin as a member of any special committee of the Board that may be established in the future during his term as a director; provided that Mr. Martin is then qualified to serve on any such committee under applicable law and the listing requirements of the New York Stock Exchange. No later than seven (7) days following the appointment or election of a Ramius Director pursuant to Section 1(e) hereof, the Company shall take all action necessary in furtherance of the appointment of such Ramius Director as a member of the CEO Search Committee of the Board.
          (l) As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; the terms “beneficial owner” and “beneficial ownership” shall have the respective meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act; and the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.
     2. Representations and Warranties of the Company. The Company represents and warrants to the Ramius Group that (a) the Company has the corporate power and authority to execute the Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound and (d) no consent, approval, authorization, license or clearance of, or filing or registration with, or notification to, any court, legislative, executive or regulatory authority or agency is required in order to permit the Company to perform its obligations under this Agreement, except for such as have been obtained.
     3. Representations and Warranties of the Ramius Group. The Ramius Group shall cause its Affiliates to comply with the terms of this Agreement. Each member of the Ramius Group listed herein, on behalf of himself or itself, as applicable, represents and warrants to the

Company that (a) as of the date hereof, the Ramius Group and each member of the Ramius Group beneficially owns only the number of shares of Common Stock as described opposite his or its name on Exhibit A and Exhibit A includes all Affiliates of any members of the Ramius Group that own any securities of the Company beneficially or of record, (b) this Agreement has been duly and validly authorized, executed and delivered by such member, and constitutes a valid and binding obligation and agreement of such member, enforceable against such member in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) each signatory to this Agreement by any member of the Ramius Group has the authority to execute the Agreement on behalf of himself and the applicable member of the Ramius Group associated with that signatory’s name, and to bind such member of the Ramius Group to the terms hereof, (d) no member of the Ramius Group is party to any agreement regarding the voting or disposition of shares of Common Stock, (e) the execution, delivery and performance of this Agreement by each member of the Ramius Group does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, and (f) no consent, approval, authorization, license or clearance of, or filing or registration with, or notification to, any court, legislative, executive or regulatory authority or agency is required in order to permit any member of the Ramius Group to perform such member’s obligations under this Agreement, except for such as have been obtained.
     4. Confidentiality. The members of the Ramius Group (each, a “Recipient”) each acknowledge the confidential and proprietary nature of the Confidential Information (as defined below) and agree that the Confidential Information (a) will be kept confidential by Recipient and Recipient’s Representatives (as defined below) and (b) will not be disclosed by Recipient (except to other Recipients and their Affiliates and Associates and such person’s Representatives to the extent contemplated by this Agreement) or by Recipient’s Representatives to any person except with the specific prior written consent of the Company or except as expressly otherwise permitted by this Agreement. It is understood that (i) Recipient may disclose Confidential Information only to those of Recipient’s Representatives who are informed by Recipient of the confidential nature of the Confidential Information and the obligations of this Agreement, (ii) Recipient shall be responsible for the breach of the provisions of this Section 4 by Recipient’s Representatives and (iii) the provisions of this Section 4 shall not apply to any director of the Company in his or her capacity as such. As used in this Agreement, the term “Confidential Information” means and includes any and all of the information concerning the business and affairs of the Company that may hereafter be disclosed to Recipient by the Company or by the directors, officers, employees, agents, consultants, advisors or other representatives, including legal counsel, accountants and financial advisors (“Representatives”) of the Company; provided that “Confidential Information” shall not include information that (a) was in or enters the public domain or was or becomes generally available to the public other than as a result of disclosure by Recipient or any Representative thereof, (b) was independently acquired by Recipient or its Representatives without violating any of the obligations of

Recipient or its Representatives under this Agreement, or under any other contractual, legal, fiduciary or binding obligation of Recipient or its Representatives with or to the Company, (c) was available, or becomes available, to Recipient or its Representatives on a nonconfidential basis other than as a result of its disclosure to Recipient by the Company or any Representative of the Company, but only if to the knowledge of Recipient the source of such information (A) is not bound by a confidentiality agreement with the Company or (B) is not otherwise prohibited from transmitting the information to Recipient or Recipient’s Representatives by a contractual, legal, fiduciary or other binding obligation with or to the Company, or (d) was independently developed by Recipient or its Representatives. The Company acknowledges that no member of the Ramius Group or its Affiliates, Associates or Representatives thereof shall be deemed to be in possession of Confidential Information solely by reason of receipt of such Confidential Information by any Ramius Director. The members of the Ramius Group acknowledge that they, as well as their Representatives, are aware that the United States securities laws prohibit any person who has material non-public information about a company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.
     5. Public Announcements. Following the execution of this Agreement, the Company shall issue the press release announcing the terms of this Agreement, in the form attached hereto as Exhibit B (the “Press Release”), and shall file a Current Report on Form 8-K with the SEC disclosing the terms of this Agreement and attaching as exhibits this Agreement and the Press Release. None of the parties hereto will make any other public statements (including in any filing with the SEC or any other regulatory or governmental agency, including any stock exchange) that are inconsistent with, or otherwise contrary to, the statements in the Press Release. Upon the appointment of a director to fill the Class I vacancy pursuant to Section 1(e) hereof, the Company shall issue a press release in a form reasonably acceptable to the Ramius Group to announce such appointment. The Company shall provide the Ramius Group with a draft of the press release for its review at least twenty-four (24) hours prior to its issuance. Neither the Ramius Group nor any of its members shall make any public statements (including in any filing with the SEC or any other regulatory or governmental agency, including any stock exchange); provided, however, that nothing herein shall limit the ability of the Ramius Group to (i) issue any public statement, including any statement pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act, regarding its opposition to any matters submitted for a vote of stockholders or any Board-approved proposals or (ii) issue any public statement, including any statement pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act, regarding how it intends to vote and the reasons therefor with respect to any extraordinary transaction of any kind or nature between the Company and any third party or related party or (iii) in a manner consistent with this Agreement, file an amendment or amendments to its Schedule 13D regarding the Common Stock of the Company as required by law or to make other securities or tax filings as required by law.
     6. Specific Performance. Each of the members of the Ramius Group, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable in damages. It is accordingly agreed that the members of the Ramius Group or any of them, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.
     7. Expenses. The Company shall reimburse the Ramius Group for its reasonable, documented out-of-pocket fees and expenses incurred (including legal expenses) in connection with the Schedule 13D, matters related to the 2008 Annual Meeting and the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $20,000 in the aggregate.
     8. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that the parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.
     9. Notices. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:
If to the Company:
Federal Signal Corporation
1415 West 22nd Street
Oak Brook, Illinois 60523
Attention: Jennifer Sherman, Esq.
Facsimile: 630-954-2138
With a copy to:
Thompson Coburn LLP
One US Bank Plaza
St. Louis, Missouri 63101
Attention: Robert M. LaRose, Esq. and Andrew J. Klinghammer, Esq.
Facsimile: 314-552-6000

If to the Ramius Group or any member of the Ramius Group:
RCG Starboard Advisors, LLC
c/o Ramius LLC
666 Third Avenue, 26th Floor
New York, New York 10017
Attention: Mark Mitchell and Owen Littman
Facsimile: 212-845-7995
With a copy to:
Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Attention: Steven Wolosky, Esq.
Facsimile: (212) 451-2222
     10. Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to any conflict of laws provisions thereof. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept, or determines that it does not have, jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable legal requirements, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject mater hereof, may not be enforced in or by such courts.
     11. Counterparts. This Agreement and any amendments hereto may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when counterparts have been signed by each party hereto and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.
     12. Entire Agreement; Amendment and Waiver; Successors and Assigns. This Agreement contains the entire understanding of the parties hereto with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the parties other than those expressly set forth herein. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective successors or assigns. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No party shall assign this Agreement or any rights or obligations hereunder without, with respect to any member of the Ramius Group, the prior written consent of the Company, and with respect to the Company, the prior written consent of the Ramius Group.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof.

FEDERAL SIGNAL CORPORATION
By:
Name:
Title:

THE RAMIUS GROUP:

PARCHE, LLC		RCG STARBOARD ADVISORS, LLC
By:	RCG Starboard Advisors, LLC,	By:	Ramius LLC,
	its managing member		its sole member

By:		By:

Name: Morgan B. Stark		Name: Morgan B. Stark
Title: Authorized Signatory		Title: Authorized Signatory

STARBOARD VALUE AND OPPORTUNITY		RCG ENTERPRISE, LTD
MASTER FUND LTD.		By:	Ramius LLC,
By:	RCG Starboard Advisors, LLC,		its investment manager
its investment manager
By:
By:		Name: Morgan B. Stark

Name: Morgan B. Stark		Title: Authorized Signatory
Title: Authorized Signatory
RAMIUS LLC
		By:	C4S & Co., L.L.C., as managing member

By:

		Name:	Morgan B. Stark
		Title:	Authorized Signatory

C4S & CO., L.L.C.

By:
		Name:	Morgan B. Stark
		Title:	Authorized Signatory

MORGAN B. STARK
Individually and as attorney-in-fact for
Peter A. Cohen, Jeffrey M. Solomon and
Thomas W. Strauss

EXHIBIT A
The Ramius Group

Parche, LLC	607,849
Starboard Value and Opportunity Master Fund Ltd.	3,191,219
RGC Starboard Advisors, LLC	3,799,068
Ramius LLC	3,799,068
C4S & CO., LLC	3,799,068
RCG Enterprise, Ltd	607,849
Peter A. Cohen	3,799,068
Morgan B. Stark	3,799,068
Jeffrey M. Solomon	3,799,068
Thomas W. Strauss	3,799,068

EXHIBIT B
[PRESS RELEASE]